VOXX INTERNATIONAL CORPORATION Annual Meeting

Exhibit 99.1

Conference Title: VOXX INTERNATIONAL CORPORATION Annual Meeting

Date: Tuesday, July 23rd 2024

Operator: Good morning and thank you for standing by. Please note today's call is being recorded. I would now like to turn the conference over to Glenn Wiener, Investor Relations. Please go ahead.

Glenn Wiener: Good morning, and welcome to the 2024 Annual Shareholders Meeting of VOXX INTERNATIONAL CORPORATION. I'm Glenn Weiner, President and CEO of GW Communications and it's my pleasure to welcome you here today for this meeting. VOXX is excited to be hosting its virtual shareholders meeting, which allows the company to be more inclusive and reach a greater number of our shareholders. We have shareholders attending via the web portal and the 800 number that we provided. As is our custom, we will conduct the business portion of our meeting first and answer questions at the end of the meeting. When submitting questions, please provide your name and shareholdings.

Though we may not be able to answer every question, we will do our best to provide a response to as many as possible and will address any unanswered questions on our corporate website shortly thereafter the meeting. In keeping with the digital approach to this year's meeting, it is now shortly after 10 AM Eastern Standard Time on July 23rd, and this meeting is officially called to order.

Now I would like to introduce the members of VOXX Board of Directors. Denise Waund Gibson, Co-Founder and Chair of Ice Mobility, John Adamovich, Jr, Former Chief Financial Officer of Aeroflex Holding Corp, Steve Downing, CEO of Gentex Corporation. Patrick M. Lavelle, President and CEO of VOXX International Corporation. Ari M. Shalam, Managing Partner of RWN Real Estate Partners, LLC, Co-Vice Chairman of the Board of VOXX, Beat Kahli, CEO of Avalon Park

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Group Holdings AG, Co-Vice Chairman of the Board of VOXX, and John Shalam, Chairman of the Board of VOXX.

We are also joined here today by Mr. Jeffrey Gellman of Grant Thornton, our independent auditor, who will be available during the Q&A portion, or I should say, the question and answer session after the meeting to respond to appropriate questions. And finally, the company has appointed Christine Bennett and Larry Kanavas as judges of election for the meeting. Miss. Bennett and Mr. Kanavas are with us today and have taken oath of office earlier today. After the formal meeting has been adjourned, we will provide time for general questions. Only validated shareholders may ask questions in designated field on the web portal. Out of consideration for others, please limit yourself to one question. Please note that this meeting is being recorded. However, no one attending via the webcast or telephone is permitted to use any audio recording device.

The Board of Directors fixed May 28th, 2024, as the record date for determining shareholders entitled to vote at this meeting. An affidavit has been delivered attesting to the fact that a notice and access to notice to the proxy statement and the 2024 10-K Wrap were mailed on or about June 9th, 2024, to all shareholders of record date and will be incorporated into the minutes of this meeting. The shareholder list shows that as of the record date, there were 20,286,620 shares of class A common stock outstanding and entitled to vote at this meeting, and 2,260,954 shares of class B common stock outstanding entitled to vote at this meeting.

As you may know, each share of class A common stock is entitled to one vote, and each share of class B common stock is entitled to 10 votes. The class A shareholders voting as a class have the right to elect 25% of the members of the Board of Directors. The class A and class B shareholders voting as a single class shall be entitled to elect the remaining directors and vote for all other matters properly presented to the meeting. We are informed by the judges of election that there are represented in person or by proxy shares of common stock representing 14,651,376 shares of class A common stock, and 2,260,954 shares of class B common stock. Since this represents

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more than a majority of the voting power of all issued and outstanding stock entitled to vote on the record date, a quorum is present for the purposes of transacting business.

Now I will present the matters to be voted upon. Please note that we will give shareholders an opportunity to comment on the proposals themselves after all proposals have been presented. Proposal one is the election of the directors and the current board nominated Denise Waund Gibson, John Adamovich, Jr., Steve Downing, John J. Shalam, Patrick M. Lavelle, Ari M. Shalam, Beat Kahli. For election as directors to hold office until the 2025 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

Proposal two is to approve the company's 2024 equity incentive plan. Proposal three is the ratification of the appointment of Grant Thornton LLP as the company's independent registered public accounting firm for the fiscal year ending February 28th, 2025. If any shareholder would like to make a comment regarding any of the proposals, please submit your comment through the web portal.

It is now 10:05 AM Eastern Time on July 23rd, 2024, and the polls are now open. Any shareholder who has yet voted or wishes to change their vote may do so by clicking on the voting button on the web portal and following the instructions there. Shareholders who have sent in proxies or voted via telephone or internet and do not want to change their vote, do not need to take any further action. Now that everyone has had the opportunity to vote, I now declare the polls for the 2024 VOXX International Corporation annual shareholder meeting closed at 10:06 AM Eastern Time on July 23rd, 2024.

We've been informed by the judges of election that the preliminary vote report shows that the nominees for election to the board have been duly elected. The company's 2024 equity incentive plan has been approved, and the appointment of Grant Thornton as the company's independent

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registered public accounting firm for the fiscal year ending February 28th, 2025 has been ratified. Congratulations. Thank you, and there are no further business to come before the meeting. The 2024 Annual Meeting of shareholders of VOXX International Corporation is now adjourned. And at this time, it is my sincere pleasure to turn the meeting over to Ari Shalam.

Ari M. Shalam: Thank you, Glenn. I would like to welcome everybody to this year's annual shareholders meeting. Before my formal remarks, I would like to thank all of our employees for everything they continue to do and for their tireless dedication and pride they take in their work. It is not gone unnoticed. The entire management team and board would also like to take a moment to recognize you as we enter our 65th year since my father founded the company in 1960. I would also like to recognize my fellow board members on their re-election today. Lastly, I would like to thank our shareholders for their continued support, as many board members are also significant equity holders, we appreciate how important it is to regain profitability.

This is a pivotal year for VOXX, as the company embarks on an expanded restructuring effort that seeks to return the company to profitability. While the global markets remain challenging for nearly everyone, there are profitable businesses out there and we as a unified board will strive to improve shareholder value. When I spoke to you at last year's annual meeting, I talked a lot about the global operating environment and the myriad of challenges we faced in fiscal year 23, as well as the steps we were taking in fiscal year 24 to improve.

I spoke of global economic headwinds, OEM production delays, inflation, rising interest rates, and the general retail retrenchment. This should sound familiar as virtually all the obstacles in fiscal 23 persist today, though the supply chain normalized a bit and retail inventories are starting to come down in certain categories. Costs also began to decline, helping us better manage inventory and planning. However, we had some new challenges to deal with, namely the UAW strike, which caused further OEM production disruptions, trending de-globalization, new and continued armed conflicts, and their global impact on producers and consumers, and a shift in discretionary

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consumer spending as the impact of the Fed's rate increases took hold. I can continue, but it's not relevant to the big picture. Irrespective of what comes our way, we need to be nimbler to better conform to the economic environment we operate within so we can drive profits, generate cash, and enhance value. And that's precisely what we are doing.

In fiscal 2024, we reported net sales of just under $469 million, down 12.2% from the prior year period. We cautioned about a soft top line with some optimism moving into the second half, but economic hurdles and OEM plant closures were simply too much to overcome. We manage our business based on customer projections and as Pat indicated on the most recent earnings call, their inability to effectively forecast demand has been one of the biggest challenges to navigate. As part of a continued restructuring effort, we took a number of steps to improve gross margins, whether through better supply chain management, operational and structural changes, or price increases. As a first step, we relocated significant OEM production to Mexico, where the talent pool is rich and costs are significantly lower.

That transition will be complete late this year, and when we close on the sale of our Orlando facility, which I will discuss momentarily, our carrying costs will decrease and we expect margins to improve further. There were a lot of positive steps taken in fiscal 24 on the margin side, yet on a consolidated basis, gross margins declined 80 basis points, primarily due to all the starts and stops in our automotive group. Many OEMs continue to have supply chain issues which impacted their production schedules, while others are managing well, but volume has been lower than anticipated.

Additionally, we brought down pro forma operating expenses by close to 7% when taking out impairment charges and restructuring costs. Even with these one-time charges included, expenses were still down over 2%, with the sales declines higher than anticipated and the corresponding impact to margin income, we reported higher year-over-year losses, a trend we are working hard to ensure does not repeat. As I mentioned earlier, VOXX has been around for over 60 years. We've

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seen a lot operating in just about every type of environment. We've successfully navigated through many challenging situations, and we've dealt with every obstacle that's come our way.

The businesses we are in are cyclical, and when you compound economic, market, and consumer challenges at once, the impacts can be greater. That's why you've seen instability during recessions or significant global market downturns. Yet each time, through careful management of our balance sheet, coordination of our sales programs, and cash optimization, we have always experienced subsequent years of strong profits and cash flow. This time should be no different.

We are now in the second quarter of fiscal 25, and coming off a quarter in which sales again came in below the prior year, though through the restructuring plan we initiated and the positive impact of prior steps taken to improve our cost structure, we saw a big increase in gross margins up 310 basis points, and our operating expenses declined by 16%, resulting in losses but losses below prior-year levels.

Moving forward, you'll see additional restructuring efforts instituted in fiscal 25 focused on driving business across higher margin, more stable product categories, further reducing overhead and exiting non-core products. All of this is being done with an eye toward optimizing capital allocation and rightsizing our organizational and cost structures to be profitable at lower sales levels to the extent that they persist. This will allow us to free up cash and management bandwidth to reinvest in the business and generate value. While we know we can get the job done to support the effort, we've gone outside for additional help bringing in Accordion, a leading management consultant with significant private equity clientele and a strong profit improvement practice.

Presently, they are nearing the completion of their data aggregation and assessment stage, following which we expect to sit down and comprehensively review all aspects of how we operate and ways in which we can best optimize performance. While we expect most of their

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recommendations to be impactful over the medium to longer term, their help is a key step in enabling us to benchmark ourselves against best practices and achieve enduring profitability.

Another restructuring step taken last spring was the decision to move our biometric unit off balance sheet and into the previously announced BioCenturion JV to insulate our income statement from the extensive costs involved in properly funding that technology to achieve its maximum potential, all while maintaining meaningful participation in its upside. Separately, during the first quarter, we signed definitive agreements to fully overhaul ERP systems, allowing us to migrate off of our older JD Edwards platform and onto a fully modernized cloud-based Oracle Fusion system. While challenging to implement and expensive to undertake, this mission-critical effort is an investment in our future, allowing us to operate in a much more nimble, cohesive, and efficient manner coupled with cost savings we expect to capture over the longer term.

Finally, a key aspect of our restructuring effort will be delivering our balance sheet. Current total debt stands at approximately $60 million, comprised of borrowings against our ABL line along with some mortgage debt. As you are aware, our normally low and manageable levels of borrowing rose by approximately $42 million following the unfortunate and frankly, completely illogical Seaguard arbitration ruling last year. If we are going to be successful in weathering the current environment and returning to profitability, as we have done in the past, we need to eliminate this liability such that our borrowings are only used to finance inventory and receivables in the ordinary course of our operations, together with growth opportunities as and when they arise.

To do this, we have been pursuing a deliberate plan to dispose of non-core assets in the current fiscal year. First among these initiatives is the prospective sale of our Orlando facility, which is currently under contract with an anticipated closing in the third quarter. If that sale closes, we will reduce debt by approximately $19 million. This transaction will have the double benefit of reducing recurring overhead in connection with the relocation of our automotive group and its manufacturing from Orlando to Mexico that I discussed earlier.

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Second, we are in advanced discussions to sell one of our non-core business lines to a competitor in the space. While we are not yet in a position to disclose details about the transaction, doing so in tandem with the building sale should allow us to eliminate most of the rest of the residual debt undertaken to fund the Seaguard settlement at closing. This transaction is contemplated to occur during the third quarter. Here again, there would be a second-order operational benefit, as the sale would free up management bandwidth and working capital that can be better applied to our core businesses.

Third, we are in advanced discussions to sell one of our lesser-known brands that should generate several million dollars in proceeds that will further help to shore up our balance sheet. Lastly, we have identified other potential non-core brands or business lines that we believe could be taken through a similar process and are in the early stages of advancing those efforts.

While some of these steps will result in lower sales, they should also improve operating performance. At the same time, by paying down debt, we will reduce our interest expense in this elevated rate environment and consequently improve our bottom line. Through all of these restructuring efforts, our plan is to stabilize sales, improve margins, lower costs, generate better returns on invested capital, and greatly simplify what we do for both management and outside shareholders that participate in our ownership. This last part is key, as many find our slate of operations confusing and hard to understand, oftentimes limiting investor participation and consequently, shareholder value.

Meantime, we will continuously invest in R&D and in the technology and tools that will optimize core operations that can lead to better sales, future savings, and improved efficiencies. Especially as the economy eventually recovers. And while acquisitions comprise many of our businesses

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today, and there may be acquisitions that make up our business in the future, for now, our focus is clear. Debt reduction, business enhancement, and capital optimization.

Not purely banking on the markets to provide a tailwind that can boost sales and performance, It is critical that we, as your board, take the initiative now to right-size the company and best position VOXX for efficient growth and improved performance down the road. In many respects, this follows what is often a counterintuitive business strategy that I like to call shrinking to greatness.

In closing, not all is negative with respect to the global markets as we do expect green shoots to arise. I merely wanted to clarify that we are being productive as possible, so as to not miss an opportunity to improve during these challenging times. Despite suffering from year-over-year comparative metrics that are not always in our favor, the steps we are taking should better position us for the future. In this same vein, while our fiscal 24 results were not what we had hoped for and certainly not acceptable to management, the board or to shareholders, our goal in fiscal 2025 is to get back to profitability and return our share price to acceptable levels. All right. Thank you very much for allowing me to speak today. I will now hand the floor back to Pat, who will open the meeting for any questions.

Patrick M. Lavelle: Ari, thank you for your comments and insights. I'd like to congratulate the board on their re-election, and we'll now open the call up to any questions. If there are no questions, I would like to thank you all for your participation today and your support of VOXX. Have a nice day.

Operator: This concludes today's call. You may now disconnect.

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